EXECUTION COPY

                        STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 26, 1994, between ACXIOM CORPORATION, a Delaware corporation (the "Issuer"), and MARMON INDUSTRIAL CORPORATION, a Delaware corporation (the "Purchaser"). Capitalized terms which are used but not otherwise defined herein are defined in Section 5.1.

                                RECITALS

          WHEREAS, pursuant to that certain letter agreement dated August 31, 1994, between the Issuer and Trans Union, Trans Union has notified the Issuer of the decision by the Board of Directors of Trans Union approving the purchase of 500,000 shares (the "Shares") of the Issuer's common stock, par value $0.10 per share (the "Common Stock");

          WHEREAS, Purchaser is the owner of all of the outstanding capital stock of Trans Union and, for internal reporting and structuring purposes, Trans Union has designated Purchaser to purchase the Shares; and

          WHEREAS, the Issuer and the Purchaser desire to effect the purchase and sale of the Shares upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, the parties agree as follows:

                                 ARTICLE I

                        ISSUANCE OF THE COMMON STOCK

          1.1 Sale of the Common Stock. Subject to the terms and conditions set forth herein, on November 30, 1994 or such earlier date as all of the conditions set forth in
     Section 1.2 hereof are satisfied (the "Closing Date") (or such other date as is established pursuant to Section 1.3), the Issuer will sell to the Purchaser and the Purchaser will purchase from the Issuer the Shares for a purchase price of $23.92 per share or an aggregate of $11,960,000.00 (the "Purchase Price"). Pursuant to such purchase and sale, on the Closing Date the Purchaser will pay, by wire transfer of immediately available funds to an account designated in writing by the Issuer, the aggregate of the Purchase Price for all of the Shares and the Issuer will deliver to the Purchaser certificates for the Shares duly registered in the name of the Purchaser or its designee.

          1.2  Conditions to Closing.

                    (a)     The Purchaser's obligation to
     purchase the Shares and to pay the Purchase Price therefor pursuant to Section 1.1 shall be subject to satisfaction or waiver of each of the following conditions precedent:

                         (i)     the Issuer shall have taken all
            actions necessary to authorize and issue the Shares;

                         (ii)    the Purchaser shall have
     received or be satisfied that the Issuer will receive all consents and approvals from and made all filings with any Governmental Authority or other third parties necessary to be obtained, made or filed by the Issuer in connection with the consummation of the transactions contemplated by this Agreement and all waiting periods applicable under the HSR Act to the transactions contemplated hereby shall have expired or been terminated;

                         (iii)   the representations and
     warranties of the Issuer set forth in Article II hereof shall be true and correct in all respects on and as of the Closing Date as if such representations and warranties were made on such date and the Issuer shall have delivered to the Purchaser an Officer's Certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser to the foregoing effect, together with such other evidence as to the accuracy of such Officer's Certificate as the Purchaser may reasonably request;

                         (iv)    the Issuer shall have performed
     all covenants and obligations and satisfied all conditions on its part to be performed or satisfied pursuant to this Agreement; and

                         (v)     there shall not have occurred
     any Material Adverse Change with respect to the Shares or the Issuer and its Material Subsidiaries taken as a whole.

                    (b)  The Issuer's obligation to issue and
     sell the Shares to the Purchaser pursuant to Section 1.1 shall be subject to satisfaction or waiver of each of the following conditions precedent:

                         (i)     the Issuer shall have received
     or be satisfied that the Purchaser will receive all consents and approvals from and made all filings with any Governmental Authority or other third parties necessary to be obtained, made or filed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all waiting periods applicable under the HSR Act to the transactions contemplated hereby shall have expired or been terminated;

                         (ii)    the representations and
     warranties of the Purchaser set forth in Article III hereof shall be true and correct in all respects on and as of the Closing Date as if such representations and warranties were made on such date and the Purchaser shall have delivered to the Issuer an Officer's Certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Issuer to the foregoing effect, together with such other evidence as to the accuracy of such Officer's Certificate as the Issuer may reasonably request; and

                         (iii)   the Purchaser shall have
     performed all covenants and obligations and satisfied all conditions on its part to be performed or satisfied pursuant to this Agreement.

          1.3 Timing of Closing.

                    (a) Either of the Issuer or the Purchaser shall have the right to terminate this Agreement, effective immediately prior to the Closing Date, by written notice delivered to the other party prior to such time that indicates such notifying party's belief (with reasonably detailed substantiation of the basis therefor) that one or more identified conditions to such party's obligations to consummate the transactions contemplated herein shall not have been satisfied by the time of the Closing Date. If such a notice is so delivered, such termination will occur as indicated above and in accordance with Section 6.10 hereof, unless the unsatisfied conditions identified relate solely to the failure to obtain on or prior to such Closing Date any approval or clearance of a Governmental Authority contemplated by Sections 1.2(a)(ii) or 1.2(b)(i) necessary for consummation of the transactions contemplated herein.

                    (b)     If this Agreement is not terminated
     pursuant to Section 1.3(a), then (i) each of the Issuer and the Purchaser shall be irrevocably obligated, subject to
     Section 6.10, to consummate the purchase and sale of Shares as soon as practicable after the last such Governmental Authority approval or clearance contemplated by the Sections referenced above has been obtained, and there shall be no further or other conditions to either party's obligations to consummate such transactions and (ii) the party who is responsible for obtaining such Governmental Authority approval(s) or clearance(s) that have not been obtained by the Closing Date shall use its best efforts in good faith to obtain the same as promptly as is practicable, and shall notify the other party as soon as the same is or are obtained.

                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE ISSUER

          In order to induce the Purchaser to purchase the Shares hereunder, the Issuer represents and warrants to the Purchaser that the following representations and warranties are true and correct in all respects as of the date hereof, and will be so, as of the Closing Date and that, except as set forth herein:

          2.1  Corporate Status.

                    (a)  The Issuer is duly incorporated and
     validly existing as a corporation in good standing under the laws of the State of Delaware.

                    (b)  The Issuer and each of its Material
     Subsidiaries has the corporate power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted, except in any instance where the failure to have such power and authority does not have a Material Adverse Effect on the Issuer and its Subsidiaries taken as a whole.

                    (c)  The Issuer, and each of its Material
     Subsidiaries, is qualified to do business in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Issuer and its Subsidiaries taken as a whole.

                    (d)  The Issuer has corporate power and
     authority to enter into and perform its obligations under this Agreement.

          2.2  Authorization/Enforceability.   This Agreement has
     been duly authorized, executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          2.3  Non-Contravention.   The issuance and sale of the
     Shares by the Issuer and the compliance by the Issuer with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any share of the Common Stock, properties or assets of the Issuer pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound or to which any share of the Common Stock, properties or assets of the Issuer or any of its Subsidiaries is subject, nor will such action result in any violation of the provisions of the Restated Certificate of Incorporation or the Amended and Restated Bylaws, in each case as amended to date, of the Issuer or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Issuer or any of its Subsidiaries or any of their properties or assets.

          2.4  Consents/Approvals.   Except for filings and
     approvals required by the HSR Act and except for compliance with the securities laws of the States set forth on Part A of Schedule 1 attached hereto, no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the issuance and sale of the Shares or the consummation by the Issuer of the transactions contemplated by this Agreement.

          2.5  Capitalization.   As of September 30, 1994, the
     authorized and outstanding shares of the capital stock of the Issuer was as shown on Part B of Schedule 1 attached hereto. All outstanding shares of the Common Stock have been duly authorized and validly issued and are fully paid. Except as set forth on Part B of Schedule 1 attached hereto, there are as of the date hereof, and there will be as of the Closing Date, no outstanding (i) shares of the Common Stock or other voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares of the Common Stock or other voting securities of the Issuer or
     (iii) options or other rights to acquire from the Issuer, or obligation of the Issuer to issue, shares of the Common Stock, voting securities or securities convertible into or exchangeable for shares of the Common Stock or other voting securities of the Issuer (the securities and the rights to acquire securities described in clauses (i), (ii) and (iii) being referred to collectively as the "Issuer Securities"). There are as of the date hereof, and there will be as of the Closing Date, no outstanding obligations of the Issuer or any of its Subsidiaries to issue or deliver or to repurchase, redeem or otherwise acquire any Issuer Securities other than those listed on Part B of Schedule 1 attached hereto. Neither the issuance and sale of the Shares nor the consummation of the transactions contemplated by this Agreement grant any Person the right to acquire from the Issuer any Issuer Securities (other than the Shares).

          2.6  No Material Adverse Change.

                    (a)  Since June 30, 1994, there has not been
     any Material Adverse Change with respect to the Issuer and its Subsidiaries taken as a whole.

                    (b)  Since June 30, 1994, each of the Issuer
     and its Subsidiaries has conducted its respective business, operations and activities only in the ordinary course consistent with past practice.

          2.7  Share Authorization.   The Shares have been duly
     authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable. Good and valid title to the Shares, free and clear of all Liens, will be transferred by the Issuer to the Purchaser.

          2.8  Issuer SEC Reports and Financial Statements.

                    (a)  The Issuer has delivered to the
     Purchaser true and complete copies of its Annual Report on Form 10-K for the fiscal year ended March 31, 1994, Current Report on Form 8-K dated May 20, 1994, Proxy Statement dated June 15, 1994 for the Annual Meeting of Shareholders to be held July 27, 1994, Annual Report to Shareholders For Fiscal Year 1994 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, each in the form (including exhibits and any amendments thereto) required to be filed with the SEC (collectively, the "Issuer SEC Reports"). As of their respective dates, each of the Issuer SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)  Each of the audited consolidated
     financial statements and unaudited consolidated interim financial statements of the Issuer (including any related notes and schedules thereto) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended March 31, 1994 or Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, is materially accurate and complete and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be noted therein), the consolidated financial position of the Issuer and its Subsidiaries as of its date and the consolidated results of operations and changes in financial position for the period then ended (subject, where applicable, to normal year-end audit adjustments none of which, alone or in the aggregate, would have a Material Adverse Effect on the Issuer and its Subsidiaries taken as a whole).

                    (c)  Except as and to the extent set forth
     (or incorporated by reference) in the Issuer's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 and its Quarterly Report on Form 10-Q for the interim period ended June 30, 1994, neither the Issuer nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) that would be required by GAAP to be reflected on, or reserved against in, a consolidated balance sheet (or in the applicable notes thereto) of the Issuer or any of its Subsidiaries prepared in accordance with GAAP consistently applied, other than liabilities or obligations which arose in the ordinary course of business and consistent with past practices since such date and which do not or would not individually or in the aggregate have a Material Adverse

     Effect. Since June 30, 1994, neither the Issuer nor any of its Subsidiaries has incurred any material liability not incurred in the ordinary course of business, whether absolute or accrued, and, since June 30, 1994, neither the Issuer nor any of its Subsidiaries has, to the Issuer's knowledge, incurred any material contingent liability not incurred in the ordinary course of business.
          2.9  No Finder.   Neither the Issuer nor any party
     acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          In order to induce the Issuer to issue and sell the Shares hereunder, the Purchaser represents and warrants to the Issuer that the following representations and warranties are true and correct in all respects as of the date hereof, and will be so, as of the Closing Date and that, except as set forth herein:

          3.1  Investment Intent.   The Purchaser qualifies as an
     "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act) and is acquiring the Shares hereunder for its own account and with no intention of distributing or selling the Shares. The Purchaser agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered or is exempt from registration under the Securities Act and has been registered or qualified or is exempt from registration or qualification under applicable securities laws of any State. The Purchaser understands that the Shares being acquired by it hereunder have not been (and are not being) registered under the Securities Act by reason of their contemplated issuance in transaction(s) exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of the Issuer on such exemption from registration is predicated in part on the representations and warranties of the Purchaser hereunder. A restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares, and related stop transfer instructions will be noted in the transfer records of the Issuer and/or its transfer agent for the Shares.

          3.2  Corporate Status.

                    (a)  The Purchaser is duly incorporated and
     validly existing as a corporation in good standing under the laws of the State of Delaware. Purchaser is the owner of all of the outstanding capital stock of Trans Union.

                    (b)  The Purchaser has corporate power and
     authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted and to enter into and perform its obligations under this Agreement.

          3.3  Authorization/Enforceability.   This Agreement has
     been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3.4  Non-Contravention.   The purchase of the Shares by
     the Purchaser and the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any of the properties or assets of the Purchaser or any of its Subsidiaries is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Purchaser or any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Purchaser or any of its Subsidiaries or any of their properties.

          3.5  Consents/Approvals.   Except for filings and
     approvals required by the HSR Act, no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority is required for the purchase of the Shares or the consummation by the Purchaser of the transactions contemplated by this Agreement.

          3.6  No Finder.   Neither the Purchaser nor any party
     acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                ARTICLE IV

                                COVENANTS

          4.1  Covenants of the Issuer.

                    (a) The Issuer will (i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, including, without limitation, any notifications, filings or submissions required by the HSR Act or the securities laws of any State set forth on Part A of Schedule 1 attached hereto, as necessary for the consummation of the transactions contemplated hereby, (ii) use all reasonable efforts to cooperate with the Purchaser and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and
     (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.

                    (b) Except for the instruments and plans set forth on Part B of Schedule 1 attached hereto, during the period from the date of this Agreement to the Closing Date, inclusive, the Issuer will not enter into any agreement or legally binding commitment to give to any Person any right to invest in or acquire shares of the Common Stock or any security convertible into or exercisable for the Common Stock of the Issuer.

                    (c)  The Issuer acknowledges that upon
     exercise of the Warrant, the Purchaser may become an "Interested Stockholder" with respect to the Issuer for purposes of Section 203 of the DGCL. Accordingly, prior to the Closing Date (or as soon as possible thereafter if otherwise impractical), the Issuer shall use its best efforts to cause the Issuer's Board of Directors to approve of the Purchaser's exercise of the Warrant, and purchase of shares of the Common Stock pursuant thereto, for purposes of
     Section 203(a)(1) of the DGCL.

                    (d)  As soon as practical following the
     execution of this Agreement, the Issuer shall prepare and file with the NASD, and obtain the NASD's approval of, an amendment to the Issuer's NASDAQ National Market Listing Application reflecting the consummation of the transactions completed hereby, together with all documents, instruments and other materials which are or will be required to be filed or delivered under the Issuer's NASDAQ listing agreement and the NASD By-Laws.

          4.2  Covenants of the Purchaser.   The Purchaser will
     (a) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, including, without limitation, any notifications, filings or submissions required by the HSR Act, as necessary for the consummation of the transactions contemplated hereby, (b) use all reasonable efforts to cooperate with the Issuer and its representatives in (i) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (ii) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement.

                                 ARTICLE V

                                DEFINITIONS

          5.1  Defined Terms.   As used herein the following
     terms shall have the following meanings:

          "Closing Date" has the meaning specified in Section 1.1 hereof.

          "DGCL" means the General Corporation Law of the State of Delaware, as amended.

          "DCM Agreement" has the meaning specified in Section
     6.1

          "Exchange Act" means the Securities Exchange Act of
     1934, as amended.

          "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

          "Governmental Authority" means any federal, state or other political subdivision, and any agency, court, department, entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended.

          "Issuer SEC Reports" has the meaning specified on
     Section 2.8 hereof.

          "Issuer Securities" has the meaning specified in
     Section 2.5 hereof.

          "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          "Material Adverse Change {or Effect)" means a change in (or effect on) the condition (financial or otherwise), results of operations, assets, earnings or business of a Person, which change or development, individually or in the aggregate, is materially adverse to such condition, results of operations, assets, earnings or business.

          "Material Subsidiaries" means those subsidiaries of the Issuer listed on Schedule 2 attached to this Agreement.

          "NASD" means the National Association of Securities
     Dealers, Inc.

          "NASDAQ" means the National Association of Securities
     Dealers, Inc.'s Automated Quotation System.

          "Officers' Certificate" shall mean a certificate executed on behalf of the Issuer or the Purchaser, as applicable, by its President and by one of its Vice Presidents, Treasurer, Secretary or Assistant Secretary.

          "Person" means any individual, partnership, corporation, trust, joint venture, unincorporated organization or Governmental Authority.

          "Purchase Price" has the meaning specified in Section
     1.1 hereof.

          "Register", "registered" and "registration" refer to a registration of shares of the Common Stock effected by preparing and filing a registration statement with the SEC in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "Registration Rights Agreement" has the meaning specified in Section 6.1 hereof.

          "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shares" has the meaning specified in Section 1.1 hereof.

          "Subsidiary" means as to any Person, (i) a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

          "Trans Union" shall mean Trans Union Corporation, a
     Delaware corporation.

          "Warrant" refers to the warrant described in Section
     6.1(b) hereof.

          5.2  Other Definitional Provisions.

                    (a)  All terms defined in this Agreement
     shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                    (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                    (c)  All matters of an accounting nature in
     connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP as are generally accepted as consistently applied by the Issuer at the date of such computation.

                    (d)  As used herein, the neuter gender shall
     also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                    (e)  The words "hereof", "herein" and
     "hereunder", and words of similar import, when used in this Agreement shall this Agreement as a whole and not to any particular provision of this Agreement.

                               ARTICLE VI

                              MISCELLANEOUS

          6.1 Understandings relating to the DCM Agreement and the Registration Rights Agreement.

                    (a)  The Purchaser shall be entitled to the
     same registration and other rights with respect to the Shares as are granted to Trans Union pursuant to (i) Section
     5.1.3.3 ("Registration Rights"), Section 5.1.3.4 ("Demand Registration Rights") and Section 5.1.3.7.3 ("Dilution Effect") of that certain Data Center Management Agreement between Trans Union and the Issuer, dated as of July 27, 1992, as amended by the amendment thereto dated August 31, 1994 (as such agreement has heretofore been and may hereafter be amended, the "DCM Agreement") and (ii) that certain Registration Rights Agreement between Trans Union and the Issuer, dated as of July 27, 1992, as amended by the amendment thereto dated August 31, 1994 (as such agreement has heretofore been and may hereafter be amended, the "Registration Rights Agreement"); provided, however, that the Purchaser and Trans Union shall be entitled, collectively, to exercise their rights under Section 3.0 of the Registration Rights Agreement no more than an aggregate of twice and any such exercise shall be for all but not less than all of the Eligible Securities (as defined in Section
     1.0 of the Registration Rights Agreement) held by Trans Union, all but not less than all of the Eligible Securities held by the Purchaser or all but not less than all of the Eligible Securities held by both Trans Union and the Purchaser, as Trans Union and the Purchaser may, in their sole discretion, decide.

                    (b)  Capitalized terms used in each of the
     DCM Agreement and the Registration Rights Agreement shall have the meanings as set forth therein, respectively; provided, however, that all references to "Acxiom Stock" (as defined in Section 5.1.3.1.1(a) of the DCM Agreement) and all references to "Eligible Securities" in each of the DCM Agreement, the Registration Rights Agreement and Section 6.1(a) hereof shall be deemed to refer to and include the Shares; provided, further, however, that the term "Acxiom Stock" shall not be deemed to refer to or include the Shares
     (i) for the purposes of the warrant to purchase shares of the Common Stock issued pursuant to Section 5.1.3.1(f) of the DCM Agreement (the "Warrant"), or (ii) for any other purpose, right or obligation contained in or pursuant to the DCM Agreement, except as may be necessary or appropriate in respect of the rights and obligations of each of the Issuer and the Purchaser pursuant to Section 6.1(a) hereof.

          6.2  Communications.   All communication hereunder
     shall be in writing (including telegraphic communication) and shall be sent by telegraph, facsimile or overnight courier or delivered in person to the Purchaser at 225 West Washington Street, Chicago, Illinois 60606, facsimile number
     (312) 845-5305, Attention: President (with a copy to Neal Gerber & Eisenberg at Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602, facsimile number (312) 269-1747,
     Attention: Ross D. Emmerman, Esq.), and to the Issuer at 301 Industrial Boulevard, Conway, Arkansas 72032, facsimile number (501) 371-0806, Attention: President (with a copy to

     Wright, Lindsey & Jennings at 200 West Capitol Avenue, Suite 2200, Little Rock, Arkansas 72201, facsimile number (501) 376-9442, Attention: N.M. Norton, Jr., Esq.), or to such other addresses or Persons as the Purchaser or the Issuer may designate by notice in writing. Notices shall be deemed to have been given when received.

          6.3 Non-Waiver of Remedies and Actions. No course of dealing between the Issuer and the Purchaser with respect to any shares of the Common Stock, or any delay on the part of either such party in exercising any rights available to such party, shall operate as a waiver of any right of such party, except to the extent expressly waived in writing by such party.

          6.4  Headings.   The headings in this Agreement are for
     purposes of reference only and shall not be considered in construing this Agreement.

          6.5  Counterparts.   This Agreement may be executed in
     any number of counterparts, each of which when so executed and delivered shall constitute an original and all together shall constitute one agreement, with such counterparts being deliverable by facsimile with the original being transmitted by overnight courier.

          6.6  Successors and Assigns.   Except as otherwise
     specifically provided herein, this Agreement shall bind and inure to the benefit of the Issuer's and the Purchaser's respective successors and permitted assigns; provided, however, that neither the Issuer nor the Purchaser shall have any right to assign any of its rights hereunder or any interest herein without obtaining the written consent of the other to such assignment, and any purported assignment made without obtaining such written consent shall be null and void. Notwithstanding the foregoing, any Person who is a holder of any share(s) of the Common Stock shall have all rights and benefits afforded to such holder, in its capacity as such, pursuant and subject to the terms of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Issuer, in each case as amended to date, receipt of copies of which is acknowledged by the Purchaser.

          6.7  Survival.   Notwithstanding any investigation made
     by either party, all covenants, agreements, representations and warranties made herein and in certificates delivered pursuant hereto shall survive the Closing Date and the delivery to the Purchaser of the Shares.

          6.8  Enforceability.   If any term or provision of this
     Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other Persons and circumstances shall not be invalidated thereby, and each term and provision hereof shall be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.

          6.9  Law Governing.   This Agreement shall be construed
     and enforced in accordance with and shall be governed by the laws of the State of Delaware, without giving effect to its conflict of laws provisions.

          6.10  Termination.

                    (a)  Subject to the provisions of Section
     1.3(b) hereof, this Agreement shall terminate without any liability of the parties hereto if the purchase and sale of the Shares contemplated by Section 1.1 shall not have occurred by November 30, 1994; provided, however, that prior to any such termination the parties shall discuss in good faith extension of the term of this Agreement beyond such date with any such revisions to the terms hereof as may be appropriate under the circumstances.

                    (b)  In addition, in the event that on the
     Closing Date, any condition to the obligation of either party to consummate the transaction has not been satisfied and either of the parties shall have exercised its right to terminate this Agreement based thereon as provided in
     Section 1.3(a), then this Agreement shall be terminated as provided in Section 1.3(a), which termination shall be without liability to either party hereunder.

          6.11  Public Announcements.   The Issuer and the
     Purchaser each hereby agrees it will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement, the transactions contemplated hereby or Agreements or transactions referred to herein without the prior approval of the other party except as may be required by applicable law.

          6.12  Expenses.   Except as otherwise provided herein,
     all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          6.13  Amendments.   This Agreement may not be amended,
     waived or modified, in whole or in part, except by a writing signed on behalf of the parties hereto.

          6.14  Third Party Beneficiaries.   Nothing herein
     expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the parties hereto) any rights or remedies under or by reason of this Agreement.

          6.15 Further Assurances. From time to time after the date hereof, the parties will, at their expense, and without further consideration, execute and deliver such other documents and instruments and take such other actions as are reasonably requested to effect the purposes and intent of this Agreement.

          6.16  Integration.   This Agreement contains the entire
     understanding of the parties with respect to the subject matter hereof, and cancels and supersedes any and all prior agreements, understandings or arrangements, whether written or oral.

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

                                    THE ISSUER:

                                    ACXIOM CORPORATION,
                                    a Delaware corporation

                                         /s/ Charles D. Morgan, Jr.
                                    By: --------------------------
                                    Charles D. Morgan, Jr.
                                    Chairman of the Board


                                    THE PURCHASER:

                                    MARMON INDUSTRIAL
                                    CORPORATION, a Delaware
                                    corporation

                                    By: /s/ Robert C. Gluth
                                    -----------------------------
                                    Robert C. Gluth
                                    Vice President and Secretary

                                SCHEDULE 1


     A.   STATES REQUIRING STATE SECURITIES LAW FILINGS

          None.

     B.   CAPITALIZATION OF THE ISSUER

          As of September 30, 1994,

               Preferred stock, $1.00 par value, 1,000,000 authorized, all unissued.

               Common stock $0.10 par value, 20,000,000 authorized, 10,651,163 shares outstanding.

          Stock Option Plans:

               The Issuer has two stock option plans -- for its U.S. employees, a Key Employee Stock Option Plan for which 2.8 million shares of the Issuer's common stock have been reserved, and for its U.K. employees, a U.K. Share Option Scheme for which
               1.4 million shares of the Issuer's common stock have been reserved. Pursuant to these plans, options for 1,037,030 shares are currently outstanding, 219,249 of which are currently exercisable.

          Stock Purchase Plan:

               The Issuer maintains an employee stock purchase plan which provides for the purchase of shares of common stock by employees through payroll deductions which may not exceed 10% of employee compensation. The plan is registered with the Securities and Exchange Commission, but the number of shares registered for issuance is not fixed. The price of stock purchased under the plan is 85% of the market price as of the date the stock is purchased for the employee by the Trustees of the plan.

          Retirement Savings Plan:

               The Issuer has a retirement savings plan which covers substantially all domestic employees. The Issuer matches 50% of the employee's salary deferred contributions up to 6% annually and may contribute amounts to the plan from the Issuer's earnings at the discretion of the Board of Directors. Issuer contributions amounted to approximately $417,000, 383,000 and 308,000 in
               1994, 1993 and 1992, respectively. All Issuer contributions are made in the Issuer's common stock.

          Trans Union Corporation Warrant:

               In August 1992, Trans Union Corporation ("Trans Union") acquired a warrant (the "Warrant") in connection with the Issuer's purchase of certain assets pursuant to the DCM Agreement. The Warrant, which expires on August 31, 2000, entitles Trans Union to acquire up to l,000,000 additional shares of the Issuer's newly issued common stock ("Warrant Stock"). The exercise price of the Warrant Stock is $11.25 per share in years one through five of the agreement, $12.25 in year six, $13.25 in year seven and $14.25 in year eight. The first 250,000 shares became exercisable as of the closing of the DCM Agreement and the remaining 750,000 shares became exercisable on August 31, 1994 when Trans Union notified the Issuer of Trans Union's intent to go forward with the second phase (7 1/2 years) of the DCM Agreement. Trans Union is precluded from exercising the Warrant to the extent that the shares acquired thereunder would cause its percentage ownership of the Issuer's common stock acquired pursuant to the DCM Agreement to exceed 10% of the Issuer's then issued and outstanding common stock. Based on shares outstanding at September 30, 1994, and giving effect to the shares issued pursuant to this Agreement, Trans Union would currently be entitled to purchase approximately 705,684 additional shares of the Issuer's common stock.

                                SCHEDULE 2

                    MATERIAL SUBSIDIARIES OF THE ISSUER

                                                 Jurisdiction of
     Name of Subsidiary                          Incorporation
     ------------------                          ---------------

     Acxiom Chicago Data Center, Inc.               Arkansas

     Acxiom Children's Center, Inc.                 Arkansas

     Acxiom RM-Tools, Inc.                          Arkansas

     Acxiom Transportation Services, Inc.           Arkansas

     BSA, Inc.                                      New Jersey

     Modern Mailers, Inc.                           Delaware

     Acxiom U.K., Ltd.                              United
                                                    Kingdom

     Marketlead Services, Ltd.                      United
        (Agency company of Acxiom, U.K., Ltd.)      Kingdom

     Southwark Computer Services, Ltd.              United
        (Agency company of Acxiom, U.X., Ltd.)      Kingdom